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                        PALMER WIRELESS TO BE ACQUIRED
                     BY PRICE COMMUNICATIONS CORPORATION

                  PURCHASE PRICE OF $17.50 PER SHARE IN CASH




FOR IMMEDIATE RELEASE

FRIDAY, MAY 23, 1997

FT. MYERS, FLORIDA - Palmer Wireless, Inc. (NASDAQ: PWIR) today announces that it has reached a definitive agreement to be acquired by Price Communications Corporation (AMEX: PR) for $17.50 per share in cash. As part of the sale, Price Communications will also repay approximately $378 million in debt for an aggregate purchase price of $870 million. The agreement, which is subject to FCC and regulatory approval, is expected to close in the forth quarter of this year. Goldman Sachs & Company advised Palmer Wireless on the transaction.

Palmer Wireless, headquartered in Ft. Myers, Florida, owns and operates 18 non-wireline cellular telephone systems in Florida, Alabama, Georgia and South Carolina covering a total estimated population of 3.9 million pops and over 320,000 subscribers. All of the Company's systems are part of the North American Cellular Network (NACN) and are Cellular One affiliates.

In commenting on the announcement, William J. Ryan, President and Chief Executive Officer of Palmer Wireless stated: "We are very pleased to announce this agreement to join Price Communications. Since our initial public offering in March 1995, we have significantly increased the size and scope of our operations, and have strived to maximize value to all our shareholders. Price Communications is an outstanding company and we are pleased that it has recognized the value of our markets, operations and employees. We look forward to continuing to grow the Company under the Cellular One, Price Communications and Palmer Wireless banners."

Bob Price, President of Price Communications Corporation said, "We are highly pleased to be successful in acquiring Palmer Wireless and its superior management team headed by Bill Ryan, President and CEO. We share in the belief that we can provide everything that PCS has promised to provide. We look forward to a closing this fall, following the necessary regulatory approvals."






For Further Information please contact




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WAYNE WISEHART/JEFF GREEN                  CHRIS PLUNKETT/DIANA BRAINERD
PALMER WIRELESS, INC.                      BRAINERD COMMUNICATIONS, INC.
12800 UNIVERSITY DRIVE, SUITE 500          200 PARK AVENUE
FORT MYERS, FLORIDA  33907-5337            NEW YORK, NY 10166
(941) 433-8220                             (212) 986-6667
(941) 433-8226





BOB PRICE
PRICE COMMUNICATIONS CORPORATION
45 ROCKEFELLER PLAZA
NEW YORK, NY 10020
(212) 757-5600




NOTE: OTHER PALMER WIRELESS, INC. PRESS RELEASES ARE AVAILABLE BY FAX AT NO CHARGE BY CALLING 1-800-758-5804, EXT. 101293 OR AT http://www.prnewswire.com ON THE INTERNET.